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                                                               EXHIBIT D

                 OTHER INFORMATION REGARDING
                   MASSACHUSETTS FINANCIAL
                      SERVICES COMPANY


     The principal executive officer and the directors of Massachusetts Financial Services Company and their principal occupations are listed below. The business address of each such person, unless otherwise indicated, is 500 Boylston Street, Boston, Massachusetts 02116.


NAME AND POSITION WITH
SUB-ADVISER                   PRINCIPAL OCCUPATION
----------------------        --------------------

Alan Keith Bodkin             Chairman of Massachusetts Financial Services
Chairman and Director         Company

Jeffrey Lee Shames            President of Massachusetts Financial Services
President and Director        Company

Arnold Duaune Scott           Senior Executive Vice President of Massachusetts
Director                      Financial Services Company

John Robert McNeil            Chairman and Chief Executive Officer of Sun Life
Director                      Assurance Company of Canada

Donald Alexander Steward      President of Sun Life Assurance
Director                      Company of Canada

     Massachusetts Financial Services Company also serves as adviser or sub-adviser to other investment companies. The following table lists the other investment companies for which Massachusetts Financial Services Company serves as adviser or sub-adviser, the approximate net assets of each investment company as of May 1, 1997, and the annual advisory fee received by Massachusetts Financial Services Company (as a percentage of average daily net assets).

                          NET ASSETS     CONTRACTUAL MANAGEMENT FEE
                          ----------     --------------------------
OTC PORTFOLIO:
MFS OTC Fund A*           $99.2 million  0.75%

TOTAL RETURN PORTFOLIO:
MFS Total Return Fund A*  $4.7 billion   0.250% of first $200 million
                                         0.212% in excess of $200 million

MFS Total Return Series   $43.0 million  0.75%
(MFS Variable Insurance
Trust)*

Total Return Series       $1.5 billion   0.750% of first $300 million
(MFS/Sun Life Series                     0.675% in excess of $300 million
Trust)*                                  0.600% in excess of $1 billion

Compass Total Return      $303.0 million 0.750% of first $300 million
Variable Account*                        0.675% in excess of $300 million

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                          NET ASSETS     CONTRACTUAL MANAGEMENT FEE
                          ----------     --------------------------
OTC PORTFOLIO (CONTINUED):
MFS OTC Fund A*           $99.2 million  0.75%

TOTAL RETURN PORTFOLIO:
Smith Barney/MFS Total    $215.4 million 0.375%
Return Portfolio

London Pacific Total      $2.3 million   0.50% of first $200 million
Return Portfolio                         0.45% of next $1.1 billion
                                         0.40% in excess of $1.3 billion

RESEARCH PORTFOLIO:
MFS Research Fund A*      $3.7 billion   0.40% of first $100 million
                                         0.32% of next $400 million
                                         0.288% in excess of $500 million
Research Series (MFS/Sun  $500 million   0.750% of first $300 million
Life Series Trust)*                      0.675% in excess of $300 million

MFS Research Series       $194 million   0.750%
(MFS Variable Insurance
Trust)*

Equitable of New York    $15.8 million   0.40% of first $150 million
Research Portfolio                       0.375% of next $150 million
                                         0.350% in excess of $300 million


*Please note that MFS acts as administrator to these funds and therefore the fees may be higher than accounts where MFS serves solely as a sub-investment adviser.

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